SERVICES AGREEMENT

HC CAPITAL TRUST

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS

2.	SERVICES AND RELATED TERMS AND CONDITIONS

3.	INSTRUCTIONS

4.	COMPLIANCE WITH LAWS; ADVICE

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.	SCOPE OF RESPONSIBILITY

7.	INDEMNITY

8.	FEES AND EXPENSES

9.	REPRESENTATIONS

10.	TERM AND TERMINATION

11.	GOVERNING LAW AND ARBITRATION

12.	MISCELLANEOUS

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Fees and Expenses

Schedule 5	List of Funds

Schedule 6	Service Standards

THIS SERVICES AGREEMENT is made on June 11, 2014, by and between HC Capital Trust, a Delaware statutory trust (the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

WHEREAS the Client is an open-end series investment company registered under the Investment Company Act of 1940 (“1940 Act”) to which Service Provider or its predecessors have provided certain administration, fund accounting and transfer agency services pursuant to the terms of separate agreements (“Predecessor Agreements”) identified in Section 12(A) of this Agreement which have continued in effect through the date hereof; and

WHEREAS, Service Provider has proposed that that Service Provider continue to perform substantially similar administration, fund accounting and transfer agency services to Client on the terms and conditions set forth in this Agreement, effectively replacing the Predecessor Agreements and Client is willing to so engage Services Provider;

NOW, THEREFORE, in consideration of the covenants contained herein and intending to be legally bound hereby, the Client and the Service Provider hereby agree as follows:

1.	DEFINITIONS

Schedu1e 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

(A)	Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Service Provider will perform the Services in accordance with the service standards set forth on Schedule 6 attached hereto.

(B)	Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be effected in accordance with the following process (“Change Control Process”): Requested change(s) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and Dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change.

(C)	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto. Client requests to make a material change to the Services necessitated by a change to the Client’s Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)	Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure (“Service Failure”) to provide any Service to the extent that such failure is the result of: (i) the failure of any Dependencies set forth in Schedule 3, provided that the Service Provider is not the cause of such failure; (ii) action taken at the written request or with the written consent of an Authorized Person; (iii) the Service Provider’s adherence to any Law to which the Service Provider is subject prohibiting or limiting the performance of the Services; and/or (iv) if the Service Failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(D) subsist, provided that the Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services, assuming such failure or inability had not so occurred) to the extent that they have been reasonably incurred or agreed in advance between the Parties. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use reasonable efforts to minimize the adverse effects to the Client of any Force Majeure Event.

(E)	Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors (other than the Service Provider), general and limited partners (if any) and predecessor service providers (other than the Citigroup Organization) including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client (“Intermediaries”). The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)	Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (including Administrative Support Providers, other than Non-Discretionary Subcontractors);

(iii)	the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by: (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client or hold, on behalf of the holder of any shares issued by Client (“Customer”), any such shares (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client or its Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)	the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers.

(F)	Other Services and Activities. The Client acknowledges that Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services, neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

3.	INSTRUCTIONS

(A)	Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)	Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes it contains sufficient information.

(C)	Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)	Reliance. The Service Provider may rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client.

(E)	Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut-off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)	Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, at the time of actual receipt (or refusal to accept delivery) as shown by receipts, read receipts or other documentary or electronic evidence. Notices shall be sent to the addresses listed below. Should any individual no longer be involved in the subject matter of this Agreement, then such notice shall be sent to such person’s successor. Either Party may change the names or addresses for their receipt of notices upon written notice to the other Party.

To Client:

Colette Bergman

cbergman@hirtlecallaghan.com

Five Tower Bridge, Suite 500

300 Barr Harbor Drive

West Conshohocken, PA 19428

With a copy to:

Mark Hausmann

mhausmann@hirtlecallaghan.com

Five Tower Bridge, Suite 500

300 Barr Harbor Drive

West Conshohocken, PA 19428

To Service Provider:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, Ohio 43219

Attn: President

4.	COMPLIANCE WITH LAWS; ADVICE

(A)	Compliance. The Service Provider will comply in all material respects with all Laws that it is subject to. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)	No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as independent accountants or auditors for any Funds.

(C)	Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

(D)	Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Parties will bear expenses for their own counsel. The Service Provider will not be liable if it relies on advice of reputable counsel or independent accountants.

5.	COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report relating to Service Provider’s fees (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)	Records and Access. Service Provider acknowledges and agrees that, in accordance with certain provisions of the 1940 Act, all records maintained by Service Provider relating to the provision of the Services hereunder (“Client Records”) are the property of the Client. Subject to applicable Law, and upon reasonable request of the Client, the Service Provider will allow the Client and its independent public accountants and agents reasonable access to Client Records. Service Provider will also provide access to Governmental Authorities in connection with an examination of the books and records pertaining to the affairs of the Client, provided that Service Provider will promptly notify Client if any Governmental Authority seeks access to Client Records unless Service Provider is legally prohibited from doing so. Service Provider will ensure that any Administrative Support Provider that maintains Client Records will provide corresponding access. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records.

Service Provider shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-l and 31a-2 under the 1940 Act which are prepared or maintained by Service Provider on behalf of the Client shall be prepared and maintained at the expense of Service Provider, but shall be the property of the Client. Service Provider may at its option at any time, and shall promptly upon the Client’s demand, turn over to the Client and cease to retain Service Provider’s files, records and documents created and maintained by Service Provider pursuant to this Agreement which are no longer needed by Service Provider in the performance of its services or for its legal protection. If not so turned over to the Client, and subject to Section 10(C)(ii) of this Agreement, such documents and records shall be retained by Service Provider for the period, and in the manner, prescribed under Rules 31a-1 and 31a-2 under the 1940 Act. At the end of the applicable mandatory retention period, such records and documents shall be turned over to the Client unless the Client authorizes in writing the destruction of such records and documents.

(C)	Confidentiality. The Service Provider will maintain reasonable controls consistent with, and shall treat, all information relating to the Client as Confidential Information. The Client authorizes the transfer or disclosure of any Confidential Information relating to the Services provided to the Client hereunder to Administrative Support Providers for confidential use in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that Service Provider and any such Administrative Support Provider may disclose any such information (i) to Client’s independent public accountants; (ii) to the Client’s Investment Advisers, Intermediaries, Custodians and other service providers ; (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority or pursuant to applicable Law, in each case, to the extent necessary and appropriate to facilitate the provision of the Services hereunder.

(D)	Proprietary Information.

(i)	The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its Affiliates or Administrative Support Providers constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Service Provider or its Administrative Support Providers] to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement or as required under applicable Law.

(ii)	Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by the Client (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client (“Portfolio Data”) constitute proprietary information of substantial value to the Client and its Affiliates. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only (A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services; and (B) in client lists used for marketing purposes by the Service Provider. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)	Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”), nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval, provided that this provision shall not apply to periodic updates to the Client’s registration statement on Form N-1A (“Prospectus”) or reports (“Shareholder Reports”) required to be provided by the Client to Customers under Section 30(e) of the 1940 Act. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if such notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)	Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees: (i) not to disclose or use such information except as required to carry out Service Provider’s duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.	SCOPE OF RESPONSIBILITY.

(A)	Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful default, fraud or negligence of the Service Provider, its Affiliates and/or any Administrative Support Provider concerning services appurtenant hereto, and (ii) the Service Provider’s liability will be subject to the limitations set forth below.

(C)	Limitations on Liability.

(i)	The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)	Except as otherwise provided by this Agreement, the Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)	Except as provided in this Agreement with regard to Administrative Support Providers and Affiliates of the Service Provider concerning services appurtenant hereto, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(v)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause arising out of or related to this Agreement or any subsequent agreement relating to administrative services for controlled foreign corporations of the Funds, and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to Service Provider under this Agreement by the affected Fund(s) (with each controlled foreign corporation sharing the fees paid by its “parent” Fund) during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred. For the avoidance of doubt, Service Provider’s limit on liability shall apply to each Fund separately and shall be the amount that such Fund has paid under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred, and with respect to any “parent” Fund, minus any amount paid to its controlled financial corporation.

(D)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS

AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.	INDEMNITY.

(A)	Indemnity by the Client. The Client will indemnify the Service Provider, its affiliated Administrative Support Providers and its and their respective officers, directors and employees (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)	this Agreement, except any Loss resulting from the willful default, fraud or negligence of the Service Provider or any Administrative Support Provider, in each case in connection with the Services; or

(ii)	any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(B)	Indemnity by the Service Provider. The Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors and employees (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all Losses imposed on, incurred by, or asserted against the Client by a third party resulting from Service Provider’s willful default, fraud or negligence except any Loss resulting from the willful default, fraud or negligence of the Client or its Indemnitees.

(C)	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party (the “Indemnifying Party”) may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Indemnifying Party of such assertion, and will keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party will have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Section 7(A) or 7(B) hereof, in the event the Indemnitee has not secured such consent the Indemnifying Party will have no obligation to indemnify the Indemnitee.

8.	FEES AND EXPENSES

(A)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(B)

Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

(A)	General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)	Its shareholders are not customers of the Service Provider by virtue of this Agreement;

(ii)	It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement;

(iii)	Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Client; and

(iv)	This Agreement has been presented to, reviewed and approved by the Client’s Board of Directors or Trustees (the “Board”).

(C)	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)	it has commercially reasonable data security and business continuity controls and plans; and

(ii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(iii)	it has adopted policies and procedures that comply with Rule 38a-1 of the 1940 Act.

10.	TERM AND TERMINATION

(A)	Term. This Agreement will begin on the Effective Date and have an initial term of one year from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)	Termination. Subject to Section 10(C):

(i)	This Agreement shall be terminated only: (i) by provision of a written notice of non-renewal provided at least 60 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable); (ii) by either party upon 90 days prior written notice; (iii) by mutual agreement of the parties; or (iv) for “cause” as described in Section 10(B)(ii), below.

(ii)	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other party is no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)	Termination-related Obligations. Related to termination of this Agreement:

(i)	If the Client has terminated this Agreement without cause during the Initial Term or any Rollover Period, the Client will make a one-time cash payment to Service Provider as liquidated damages for such default, an amount equal to the balance that would be due Service Provider for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Service Provider for each month would be based upon the average fees payable to Service Provider monthly during the 12 months before the date of the event that triggers such payment (“Liquidated Damages”). In the event that the Client is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by Client will cause substantial damages to Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

(ii)

Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records. If by the termination date the Client has not given Instructions to deliver the Client Records, the Service

Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records. Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination; or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees, provided that no action shall be taken with respect to Client Records such that Service Provider would be in violation of Section 34 of the 1940 Act. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)	Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND ARBITRATION

(A)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)	Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any in, any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

12.	MISCELLANEOUS

(A)	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written, including the Administration Agreement dated January 1, 2003, as amended, the Fund Accounting Agreement dated January 1, 2003, as amended, the Transfer Agency Agreement dated January 1, 2003, as amended, the Compliance Services Agreement dated September 14, 2004, as amended and the Omnibus Fee Agreement dated December 14, 2005, as amended. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)	Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed, provided that the Service Provider may make such assignment to an affiliate as a result of an internal corporate restructuring, so long as such affiliate maintains substantially the same employees and professionals that the Service Provider employed immediately prior to such restructuring.

(F)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)	Third Party Beneficiaries or Joint Venture. There are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(I)	Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citi Fund Services Ohio, Inc.		HC Capital Trust

By:	/s/ Robert P. Wallace	By:	/s/ Colette Bergman

Name:	Robert P. Wallace	Name:	Colette Bergman

Title:	Vice President	Title:	VP & Treasurer

Date:	July 8, 2014	Date:	June 11, 2014

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person. Notwithstanding the foregoing, the U.S. Government shall not be deemed to be an Affiliate of Service Provider.

“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i) information related to the Disclosing Party’s, its Affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or Affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person who is a shareholder of the Client.

Schedule 1 to Services Agreement

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Funds” or “a Fund” shall refer to one or more of the separate series of HC Capital Trust listed on Schedule 5 to the Agreement and as the context so requires.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in Section 10(C)(i) of the Agreement.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement.

“Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement.

“Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

“Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

Schedule 1 to Services Agreement

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix A — Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 5 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.	Services

1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)	Prepare for review and approval by the Client and counsel to the Client (“Fund Counsel”) drafts of: (i) the annual update to the Client’s registration statement on Form N-1A with respect to existing Funds, and (ii) as requested by the Client or Fund Counsel, other amendments to the Client’s registration statement and supplements to its prospectus and statement of additional information reflecting developments from time to time with respect to existing Funds. Subject to approval by the Client and Fund Counsel, file any of the foregoing with the Securities and Exchange Commission (the “SEC”).

(b)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(c)	Prepare and file Form N-SAR and file all required notices pursuant to Rule 24f-2 relating to the Funds.

(d)	Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(e)	Coordinate the printing and distribution of proxy materials for meetings of shareholders; coordinate the record holder research and tabulation process relating to proxies; subject to review and approval by the Client and Fund Counsel, file proxy statements and related solicitation materials with the SEC; prepare draft scripts for and attend the Shareholder meetings and record the minutes of the meetings.

(f)	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Investment Adviser) on Form N-PX.

(g)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	At the request of, and subject to the review and approval by the Client and Fund Counsel, prepare drafts of fund-related plans, policies and procedures or amendment thereto for existing Funds.

(c)	Assistance, as appropriate with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.

Schedule 2 to Services Agreement

(d)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(e)	Assist the Client in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance policies for the Client in accordance with applicable Investment Company Act of 1940, as amended (the “1940 Act”) rules and file such fidelity bonds and any applicable, related notices with the SEC.

(f)	Maintain corporate records on behalf of the Client, including minute books, and the Charter/Declaration of Trust of the Client and By-Laws of the Client.

(g)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(h)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)	Assist the Client with Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Client and Fund Counsel, preparing Board agendas, resolutions and minutes, (iii) assisting the Board by gathering industry and Fund information related to annual contract renewals and approval of fund-related plans, policies and procedures, (iv) attending Board meetings and recording the minutes and (v) performing such other Board meeting functions as agreed from time to time.

(j)	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

(k)	Monitor wash sales annually.

(l)	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns.

(m)	Coordinate with independent auditors concerning the Client’s regular annual audit.

(n)	Provide the assurance binder on a quarterly basis just prior to the quarterly N-CSR and N-Q filings.

(o)	Provide a sub-certification pertaining to Service Provider’s Administration services consistent with the requirements of the Sarbanes-Oxley Act of 2002

Schedule 2 to Services Agreement

3.	Compliance Services

(a)	Perform risk-based testing and an annual assessment of the compliance procedures of each service group of Service Provider (other than the Compliance Services group) that provides services for the Client pursuant to this Agreement.

(b)	Provide information reasonably requested by the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in (a) above.

(c)	Provide reports to the Client’s Chief Compliance Officer regarding the risk-based testing and annual assessment described in (a) above.

4.	Provision of Certain Officers

Subject to the other terms and conditions of this Services Schedule and the Agreement, Service Provider shall make individuals available to serve as Secretary and/or Assistant Secretary of the Client (to serve only in ministerial or administrative capacities relevant to the Services). The Board shall have discretion to appoint, or to determine not to appoint or to terminate the services of, such individuals, in its sole and absolute discretion.

5.	Performance Reporting Services

From time to time, upon request of the Client, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(a)	Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)	Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

(c)	Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)	Coordination with the print vendor for final printing of the annual and semi-annual reports; and

(e)	Creation of templates for, and preparation of reports to the Client’s Board.

II.	Notes and Conditions Related to Fund Administration Services

1.	Service Provider shall have no obligation to make available individuals to serve as officers of the Client (“Officers”) unless specifically set forth in this Services Schedule or another agreement.

2.	Notwithstanding any other provision of the Agreement to the contrary, if Service Provider has agreed to make individuals available to serve as Officers, the Client acknowledges and agrees that such individuals, when acting as Officers, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

3.	If any employee of Service Provider acts as an Officer of the Client, any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of funds.

4.

The Client’s Organic Documents and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to all Officers made available by Service Provider, that are designed and

Schedule 2 to Services Agreement

intended to have the effect of fully indemnifying such officers and holding each harmless with respect to any claims, liabilities and costs arising out of or relating to such Officer’s service in good faith in a manner reasonably believed to be in the best interests of the Client, except to the extent such Officer would otherwise be liable to the Client or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client shall secure insurance coverage from a reputable insurance company for all Officers under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and the nature of their investment portfolio and other relevant factors.

5.	Any Officer may resign for any reason. Service Provider shall have no obligation under I.4 of this Schedule II to make available another individual to act in any such capacity, if

(a)	the Client’s Organic Documents do not, or no longer, contain the indemnity described above or the Client has not secured or maintained the insurance policy described above;

(b)	the resigning Officer determines, in good faith, and notifies the Board and the Client’s Chief Compliance Officer that the Client —

(i)	has failed to secure and retain the services of reputable counsel or independent auditors;

(ii)	has violated, or is likely to violate or be deemed by any applicable Governmental Authority to have violated, any applicable Law, including any “applicable securities laws” as defined in Rule 38a-1 under the 1940 Act; or

(c)	The resigning Officer, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the Officer was an officer of the Client.

6.	The Client shall promptly notify the Service Provider of any issue, matter or event that would be reasonably likely to result in any claim by the Client, one or more Client shareholder(s) or any third party which involves an allegation that any Officer failed to exercise his or her obligations to the Client in a manner consistent with applicable laws.

(i)

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix B — Fund Accounting Services

I.	Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Funds’ pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(d)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(e)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

Schedule 2 to Services Agreement

(f)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers.

(g)	If applicable, report to the Client the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(h)	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds.

(i)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(j)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(k)	Post Fund transactions to appropriate categories.

(l)	Accrue expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(n)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(o)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

(p)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the pre-programmed reports for unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

(i)	Unaudited Statement of Assets and Liabilities,

(ii)	Unaudited Statement of Operations, and

(iii)	Unaudited Statement of Changes in Net Assets.

Any modifications requested to the above pre-programmed reports will require additional programming at an additional cost to be mutually agreed;

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

(i)	federal and state income tax returns and federal excise tax returns;

(ii)	the Client’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

(iii)	the Client’s schedules of investments for filing with the SEC on Form N-Q;

(iv)	the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

(v)	registration statements on Form N-1A and other filings relating to the registration of shares;

(vi)	reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

(vii)	annual audit by the Client’s auditors; and

(viii)	examinations performed by the SEC.

Schedule 2 to Services Agreement

(c)	Calculate turnover and expense ratio.

(d)	Prepare schedule of Capital Gains and Losses.

(e)	Provide daily cash report.

(f)	Maintain and report security positions and transactions in accounting system.

(g)	Prepare Broker Commission Report.

(h)	Monitor expense limitations.

(i)	Provide unrealized gain/loss report.

(j)	Provide a sub-certification pertaining to Service Provider’s Fund Accounting services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

II.	Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

2.	The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement — Services

Appendix C — Transfer Agency Services

I.	Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations for purchases, redemptions and other confirmable transactions.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Where applicable, process redemption fee as stated in the Fund Prospectus.

(h)	Provide personnel to respond to telephone inquiries from shareholders and prospective shareholders.

2.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Client.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

Schedule 2 to Services Agreement

6.	Blue Sky Services

(a)	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Client as may be required in order to comply with Federal and state securities laws) to register shares issued by the Client (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Client and the Shares and all amendments thereto, to register and keep effective the registration of the Client and the Shares with state securities authorities to enable the Client to make a continuous offering of its Shares.

(b)	The Client shall be responsible for identifying to Service Provider in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program (“AML Program”) of the Client:

(a)	Where appropriate and information is available, take reasonable measures to verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required information to the SEC, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts.

(d)	Maintain records or other documentation related to shareholder accounts and transactions that are required to be prepared and maintained pursuant to the Client’s AML Program, and make the same available the Client, the individual appointed as the Client’s anti-money laundering compliance officer (“AML Compliance Officer”), the Client’s auditors and regulatory or law enforcement authorities.

(e)	Review Shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

II.	Notes and Conditions Related to Transfer Agency Services

1.	The Client shall establish in its name any bank accounts, including direct deposit account(s), settlement accounts, etc., necessary or appropriate for Service Provider to perform the transfer agency services provided hereunder. The Client shall also obtain overdraft (daylight and overnight) facilities and other services with respect to the accounts as it deems appropriate to effect shareholder, NSCC and custody settlement. The Client grants Service Provider, as the Client’s agent, the power and authority to facilitate the set-up of such accounts on behalf of the Client with such bank or banks as are acceptable to the Client. In addition, the Client authorizes Service Provider, who may appoint its employees, to instruct the bank(s) and the Custodian regarding the movement of money into, out of and between the Client’s accounts and shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such money movements.

2.	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

3.	Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Service Provider or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client’s Procedures, Service Provider’s operational procedures and/or Service Provider’s AML Program:

(i) (A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Schedule 2 to Services Agreement

4.	If the Client fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Client shall, prior to one hour before the next settlement of Shares, (i) notify Service Provider about the settlement failure and (ii) provide Service Provider with a description of the specific remedial and prospective actions proposed to be taken by the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”). If (i) the Client fails to notify Service Provider about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Service Provider’s reasonable opinion), then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC services rendered to the Client hereunder immediately and without penalty.

5.	If Service Provider is or, in Service Provider’s reasonable opinion, Service Provider may be subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Client or its respective agents, then Service Provider may, in its sole discretion, demand, in writing, that the Client provide Service Provider with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Client does not, within seven (7) days of such demand provide adequate assurances satisfactory to Service Provider in response to any NSCC sanction, then, upon written notice to the Client, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty.

6.	Notwithstanding the foregoing, Service Provider may terminate the performance of any NSCC related services rendered to the Client under this Agreement immediately and without penalty upon written notice to the Client if Service Provider is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

7.	The Client acknowledges receipt of a copy of Service Provider’s policy related to the acceptance of trades for prior day processing (the “Service Provider As-of Trading Policy”). Service Provider may amend Service Provider As-of Trading Policy from time to time in its sole discretion, but will provide notice to the Client of such amendment. Service Provider may apply Service Provider As-of Trading Policy whenever applicable, unless Service Provider agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Client and furnished to Service Provider by the Client.

8.	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

Schedule 2 to Services Agreement

9.	Client represents and warrants that:

(a)	Client will ensure that, during the period in which this Agreement is in effect, all Shares issued and sold by the respective Funds are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(b)	(i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.

10.	Subject to its obligations herein with respect to “blue sky” filings, Service Provider shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares.

11. The Client hereby acknowledges and consents to the Service Provider processing redemptions of Shares of the Client’s money market Funds (or any Funds using amortized cost to maintain a stable net asset value) received in good order throughout each Business Day using a net asset value of $1.00 per Share and releasing redemption wires for the proceeds of such redemptions prior to the Fund’s stated valuation time. The Client will hold the Service Provider harmless from any losses incurred by the Client which are caused by such redemptions being processed at an anticipated net asset value of $1.00 per Share.

Schedule 2 to Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)	The Client and its employees, agents, subcontractors and predecessor service providers (for the avoidance of doubt, references to predecessor service providers in this Agreement shall not include any former BISYS entity providing services similar to this provided hereunder (e.g., fund accounting, transfer agency or fund administration) (including Investment Advisers, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)	The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)	The communications systems operated by the Client and third parties (other than Citigroup Organizations and Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)	The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisers, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)	The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisers, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)	The Client and any third parties that are not the agents, employees or Affiliates of the Service Provider providing services appurtenant hereto meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut-off times.

(H)	Such other matters that may be mutually agreed upon by the Parties in writing in connection with the Change Control Process set forth in Section 2(B).

Schedule 3 to Services Agreement

Schedule 4 to Services Agreement

Fee Schedule

1.	FEES

The Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

Asset Based Fees

Fifty-four one-thousandths of one percent (.054%) of the Funds’ average daily net assets up to $6,000,000,000;

Five one-thousandths of one percent (.005%) of the Funds’ average daily net assets between $6,000,000,000 and $12,000,000,000; and

Twenty nine and one-half thousandths of one percent (.0295%) of the Funds’ average daily net assets in excess of $12,000,000,000.

AML Fees and Costs:

For the anti-money laundering services provided pursuant to Appendix C of Schedule 2, the Client shall pay Service Provider the following fees and expenses:

Annual program servicing $4,500.00

(to be billed in equal monthly amounts of $375.00)

Systems costs
Early Warning annual fee	$575.00
Early Warning per record cost (for new account* registration review; does not apply to Network Level III accounts)	$0.17
Equifax - per request cost	$5.00

*	Changes to account registration information or other account-related information may result in characterizing the account as a “new account” for these purposes.

Fair Value Support Services and Related Expenses:

In the event that the Client elects to use Service Provider’s Fair Value Support Services, the following applies:

The Client shall pay the annual servicing fee for each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. The compensation set forth below is payable in addition to the compensation otherwise payable under this Agreement.

In addition, the Client shall reimburse Service Provider for the actual costs incurred by Service Provider to Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider hereunder. Such costs shall be incurred at the discounted group rate made available to Service Provider clients, if applicable.

Annual Fee for Fair Value Support services provided by Service Provider

For each Fund with less than 200 securities	$5,000
For each Funds with at least 200 securities	$7,500

Schedule 4 to Services Agreement

(The Annual Fee is to be billed in equal monthly installments in respect of each Fund that the Client designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Service Provider.)

Form N-Q Filing Services Fees

Waived

Compliance Services Fee

$57,452.04 per year.

Performance Reporting Services

As compensation for the Performance Reporting Services provided from time to time, the Client shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services. Service Provider shall provide the Client with a proposal approximately six (6) weeks prior to the end of the Client’s fiscal year, and the Client shall advise Service Provider of the Client’s acceptance of such proposal within two (2) weeks of submission thereof. A quote shall be provided upon request and shall be based upon the following schedule of fees:

Creative Direction and Design

Creation/Design of Cover Artwork	$500.00	Flat fee

Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections. These services are supplied by freelance writers and their fees are in addition to Service Provider’s fees. These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter – Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per fund.	$425.00

Coordination Charges

The Coordination charges include the following services: Coordination with all Service Provider internal and external contacts (Service Providers Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Fund independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Schedule 4 to Services Agreement

Chairman’s/Shareholder Letter and 1 Fund	$3,000	Flat fee

Each additional Fund	$500	Per Fund

Typesetting - Initial Composition

New set page (from disk)	$45.00	per page

New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Typesetting - Changes to Existing Composition
Author alterations - includes 5 alteration cycles - additional cycles will be charged at $15.00	$90.00	per page
Additional Alteration cycles billed outside the allotted 5 cycles	$15.00	per page
Quick Turnaround (QTA)/Rush Charges	$30.00	per page in addition to Author alteration charge

Charting

New Chart	$65.00	per chart

Author alterations to charts - includes 2 alteration cycles - additional cycles will be charged at an additional $15.00	$25.00	per chart 2 alteration cycles
Additional Alteration cycles billed outside the allotted 2 cycles	$15.00
Quick Turnaround (QTA)/Rush Charges	$20.00	per page in addition to Author alteration”

Reports

Monthly Dividend Report	$135 per page

Quarter End Dividend Report	$270 per page

Quarterly Board Report – fees waived

2.	Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for out-of-pocket expenses and miscellaneous charges as follows. Commencing April 1, 2014, the Client shall pay fifty percent of such expenses and charges for the first year, seventy-five percent for the second year and one hundred percent after the second year. The expenses and charges are as follows:

A. Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(ii)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Shareholders;

Schedule 4 to Services Agreement

(iii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;

(iv)	The cost of obtaining security and issuer information;

(v)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;

(vi)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(vii)	All copy charges;

(viii)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(ix)	All systems-related expenses associated with the provision of special reports;

(x)	NSCC charges and Depository Trust & Clearing Corporation charges

(xi)	The cost of tax data services;

(xii)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(xiii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

(xiv)	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;

(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(iii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iv)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(v)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;

(vi)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Funds’ respective portfolios;

(vii)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;

(viii)	The Client’s portion of SOC 1 (or any similar report) expenses, to the extent applicable;

(ix)	Check and payment processing fees; and

(x)	Costs of rating agency services.

Schedule 4 to Services Agreement

3.	Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

Schedule 4 to Services Agreement

Schedule 5 to Services Agreement

List of Funds

THE COMMODITY RETURNS STRATEGY PORTFOLIO

THE CORE FIXED INCOME PORTFOLIO

THE EMERGING MARKETS PORTFOLIO

THE FIXED INCOME OPPORTUNITY PORTFOLIO

THE INSTITUTIONAL GROWTH EQUITY PORTFOLIO

THE INSTITUTIONAL INTERNATIONAL EQUITY FUND

THE INSTITUTIONAL SMALL CAPITALIZATION – MID CAPITALIZATION EQUITY PORTFOLIO

THE INSTITUTIONAL VALUE EQUITY PORTFOLIO

THE INTERMEDIATE TERM MUNICIPAL BOND II PORTFOLIO

THE REAL ESTATE SECURITIES PORTFOLIO

THE GROWTH EQUITY PORTFOLIO

THE INFLATION PROTECTED SECURITIES PORTFOLIO

THE INTERMEDIATE TERM MUNICIPAL BOND PORTFOLIO

THE INTERNATIONAL EQUITY PORTFOLIO

THE SHORT TERM MUNICIPAL BOND PORTFOLIO

THE SMALL CAPITALIZATION – MID CAPITALIZATION EQUITY PORTFOLIO

THE VALUE EQUITY PORTFOLIO

THE US CORPORATE FIXED INCOME SECURITIES PORTFOLIO

THE US GOVERNMENT FIXED INCOME SECURITIES PORTFOLIO

THE US MORTGAGE/ASSET BACKED FIXED INCOME SECURITIES PORTFOLIO

Schedule 5 to Services Agreement

Schedule 6 to Services Agreement

Service Standards

In the event that Service Provider fails to perform the specified service standard listed below, the respective penalty specified below may be assessed. The service standards are subject to all terms and conditions of this Agreement, including, without limitation, Section 6. Service Provider shall not be subject to the service standards set forth herein when (i) Service Provider has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the event of events beyond Service Provider’s reasonable control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization of filings by the Client and its investment advisor. Service Provider shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays, or failure of the Client or its other service providers.

Administration:

Measurement Criteria	Service Level Accuracy and Penalty

Financial Administration
Shareholder Report Preparation Cycle (days to signoff for print and mail)	58 days following the last day of the period ($5,000)
SEC Filings, by type (N-SAR, N-Q, N-CSR, 24f-2)	By regulatory deadline ($10,000)
Preparation of Budget Packages	Quarterly (or as agreed upon with Client) ($500)
Mutual Fund Performance Calculation	By 3rd business day after month-end ($500)
Mutual Fund Performance Accuracy	>99.0%* within each year of the term ($1,000 for year)

Legal Services
Distribution of Draft Board Meeting Minutes to Client and Counsel	45 days following the respective meeting ($2,000)
Distribution of Draft Board Agenda	8 weeks prior to meeting ($2,000)
Distribution of Draft Board Resolutions (upon finalization of agenda)	6 weeks prior to meeting ($2,000)

Compliance Services
Daily Compliance Checks SEC & Prospectus IRS	By 5:00PM on Trade Date+ 2 business days By 5:00PM on Trade Date+ 2 business days ($500 if missed more than three times in any fiscal quarter)

Business Days are days when the New York Stock Exchange is open and trading.

Note: *The required performance standard associated with this function will be measured by dividing the total number of times that function was correctly performed during the year by the total number of times that the function was performed during the year.

Schedule 6 to Services Agreement

Fund Accounting:

Measurement Criteria	Service Level Accuracy and Penalty

Dividend Rate Accuracy	99.0% measured on a quarterly basis. ($1,000 if missed for any fiscal quarter)
NAV Accuracy	99.0% measured on a quarterly basis ($2,500 if missed for any fiscal quarter)

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the month by the total number of times that function occurred during the applicable period.

An inaccurate calculation of the NAV’s defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

Transfer Agency:

Measurement Criteria	Service Level Accuracy and Penalty

Transfer Agency Processing
Financial Transaction Quality - As Measured at a Service Team Level	98% ($1,000 if missed for any two months in a fiscal quarter)

Transfer Agency) Call Center
Incoming Calls	85% answered within 20 seconds ($500 if missed for any two months in a fiscal quarter)
Abandon Rate	<2.5% ($500 if missed for any two months in a fiscal quarter)

Transfer Agency Media Output
Confirmations	100% within three business days of Trade Date ($1,000 if missed for any two months in a fiscal quarter)
Statements	100% within five business days of Trade Date ($1,000 if missed for any two months in a fiscal quarter)

The required performance standard associated with a function will be measured by dividing the total number of times that function was correctly performed during the applicable period by the total number of times that function occurred during the applicable period. The calculations specified below are based on Service Provider’s service team level’s performance where measurements are based on overall performance of the team servicing multiple clients, including the Client.

Schedule 6 to Services Agreement